Exhibit 3(i)

     SECOND AMENDED AND RESTATED ARTICLES OF INCORPORATION
                  OF PCS EDVENTURES!.COM, INC.

     Pursuant to Section 30-1-1007 of the Idaho Business Corporation Act
("the Act"), the undersigned corporation, effective as of October 2, 2006 (the "Effective Date"), adopts the following Amended and Restated Articles of Incorporation (the "Articles"), which restate and supersede in their entirety the corporation's Articles of Incorporation as originally filed and all prior amendments and restatements of the corporation's Articles of Incorporation.

                           Article 1

     The name of the corporation is PCS Edventures!.com, Inc. and its duration shall be perpetual.

                           Article 2

                           [Deleted]

                           Article 3

     The corporation is organized to engage in any and all lawful activities for which corporations may be organized under the Idaho Business Corporation Act.

                           Article 4

                           [Deleted]

                           Article 5

     5.1 Capital Stock. This corporation is authorized to issue two (2) classes of stock designated, respectively, "Preferred Stock" and "Common Stock." This corporation is authorized to issue a total of eighty million (80,000,000) shares (without par value) consisting of twenty million (20,000,000) shares of Preferred Stock, and sixty million (60,000,000) shares of Common Stock. Each outstanding share of Common Stock shall be entitled to one (1) vote on each matter submitted to a vote in a meeting of the shareholders. Votes may not be cumulative. Holders of Common Stock shall have no preemptive rights.

     5.2 Terms of Classes or Series Determined by Board of Directors. The Board of Directors is expressly authorized to exercise, without shareholder approval, all powers permitted by Idaho Code Section 30-1-602, including the authority (i) to classify any unissued shares of the corporation's authorized stock into one or more classes or into one or more series within a class; (ii) to reclassify any unissued shares of any class of the corporation's authorized stock into one or more classes or into one or more series within one or more classes; or (iii) to reclassify any unissued shares of any series of any class of the corporation's authorized stock into one or more classes or into one or more series within a class. If the Board acts pursuant to this authorization, it must determine (prior to issuance or reissuance of any such shares) the terms, including the preferences, rights and limitations, of the shares of any such class or series such as (without limitation) dividend rights and preferences, conversion rights, voting rights (including, without limitation, any special, conditional or limited voting rights or no right to vote), rights of redemption (including any sinking fund provisions) and liquidation preferences of such series or class. The Board of Directors is also expressly authorized to fix the number of shares constituting each such class or series of the corporation's authorized stock and to increase or decrease the number of shares of any class or series prior to the issuance or reissuance of shares of that class or series. Prior to issuing any shares of any class or series of stock classified or reclassified by the Board of Directors pursuant to this
Section 5.2, the corporation shall deliver to the Idaho Secretary of State articles of amendment setting forth the terms of such class or series.

     5.3 Reacquired Common Stock. Unless a resolution of the Board of Directors provides that reacquired shares of Common Stock shall constitute authorized and unissued shares, any shares of Common Stock reacquired by the corporation shall be treasury shares; and the corporation may hold, use, resell, cancel or dispose of such reacquired Common Stock free of any restrictions that would be imposed on the original issuance of Common Stock.

     5.4 Reacquired Preferred Stock. Unless a resolution of the Board of Directors provides otherwise, any shares of Preferred Stock reacquired by the corporation (whether by redemption, repurchase, conversion to Common Stock or other means) shall, upon such reacquisition, resume the status as authorized and unissued shares of Preferred Stock, undesignated as to series and available for classification or reclassification by the Board of Directors and reissuance by the corporation as provided in Section 5.2.

     5.5 Convertible Preferred Stock. Prior to the effective date of these Articles, all of the issued and outstanding Convertible Preferred Stock of the Company, as provided in the Articles of Amendment to the Articles of Incorporation of the Company dated September 5, 2003, were reacquired by the Company. All reacquired and all unissued and authorized shares of Convertible Preferred Stock of the Company shall resume the status of authorized and unissued shares of Preferred Stock, undesignated as to series and available for classification or reclassification by the Board of Directors and reissuance by the corporation as provided in Section 5.2.

                           Article 5A
                    Series A Preferred Stock

     5A.1   Definitions. Capitalized terms used and not otherwise defined within this Article 5A that are defined in the Purchase Agreement (as defined below), shall have the meanings given such terms in the Purchase Agreement. With respect to this Article 5A, the following terms shall have the following meanings:

          5A.1.1 "Affiliate" means any Person that directly or indirectly, through one or more intermediaries controls, or is controlled by, or is under common control with the another Person.

          5A.1.2 "Bankruptcy Event" means any of the following events: (a) the corporation or any Significant Subsidiary (as such term is defined in Rule 1.02(s) of Regulation S-X) thereof commences a case or other proceeding under any bankruptcy, reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction relating to the corporation or any Significant Subsidiary thereof; (b) there is commenced against the corporation or any Significant Subsidiary thereof any such case or proceeding that is not dismissed within 60 days after commencement; (c) the corporation or any Significant Subsidiary thereof is adjudicated insolvent or bankrupt or any order of relief or other order approving any such case or proceeding is entered; (d) the corporation or any Significant Subsidiary thereof suffers any appointment of any custodian or the like for it or any substantial part of its property that is not discharged or stayed within 60 days; (e) the corporation or any Significant Subsidiary thereof makes a general assignment for the benefit of creditors; (f) the corporation or any Significant Subsidiary thereof calls a meeting of its creditors with a view to arranging a composition, adjustment or restructuring of its debts; or (g) the corporation or any Significant Subsidiary thereof, by any act or failure to act, expressly indicates its consent to, approval of or acquiescence in any of the foregoing or takes any corporate or other action for the purpose of effecting any of the foregoing.

          5A.1.3 "Closing Date" means the date on which the payment of the Purchase Price (as defined herein) by the Investor to the corporation is completed pursuant to the Purchase Agreement to purchase the Preferred Stock and Warrants, which shall occur on or before December 29, 2005.

          5A.1.4  "Commission" means the Securities and Exchange Commission.

          5A.1.5 "Common Stock" means the corporation's common stock without par value, and stock of any other class into which such shares may hereafter have been reclassified or changed.

          5A.1.6 "Common Stock Equivalents" means any securities of the corporation or the Subsidiaries which would entitle the holder thereof to acquire at any time Common Stock, including without limitation, any debt, preferred stock, rights, options, warrants or other instrument that is at any time convertible into or exchangeable for, or otherwise entitles the holder thereof to receive, Common Stock.

          5A.1.7  "Conversion Date" shall have the meaning set forth in
     Section 5A.6.1.

          5A.1.8  "Conversion Ratio" shall have the meaning set forth in
     Section 5A.6.1.

          5A.1.9  "Conversion Value" shall have the meaning set forth in
     Section 5A.6.1.

          5A.1.10 "Conversion Shares" means, collectively, the shares of Common Stock into which the shares of Series A Preferred Stock are convertible in accordance with the terms hereof.

          5A.1.11 "Conversion Shares Registration Statement" means a registration statement that meets the requirements of the Registration Rights Agreement and registers the resale of all Conversion Shares by the Holder, who shall be named as a "selling stockholder" thereunder, all as provided in the Registration Rights Agreement.

          5A.1.12  "Dilutive Issuance" shall have the meaning set forth in
     Section 5A.7.4 hereof.

          5A.1.13 "Effective Date" means the date that the Conversion Shares Registration Statement is declared effective by the Commission.

          5A.1.14 "Exchange Act" means the Securities Exchange Act of 1934, as amended.

          5A.1.15 "Exempt Issuance" means the issuance of (a) shares of Common Stock, warrants, options or other rights (i) to employees, officers, or directors of the corporation pursuant to any stock or option plan (including, without limitation, the corporation's 2004 Nonqualified Stock Option Plan) duly adopted by a majority of the non-employee members of the Board of Directors of the corporation or a majority of the members of a committee of non-employee directors established for such purpose, (ii) to consultants or advisors to the corporation or to financial institutions or lessors in connection with commercial credit arrangements, equipment financings, real property lease transactions or similar transactions, pursuant to arrangements approved by the Board of Directors, or (iii) in payment of compensation of the corporation's directors, (b) securities upon the exercise or conversion of any securities issued hereunder, (c) shares of Common Stock issued to (i) former shareholders of LabMentors pursuant to the Share Exchange Agreement dated November 30, 2005 (excluding, however, shares of Common Stock to be issued pursuant to the earnout provisions of that agreement if issued for less than $0.50 per share), (ii) certain financial advisors in connection with the LabMentors acquisition, and
     (iii) LabMentors' president, Joe Khoury, pursuant to an employment agreement made in connection with the LabMentors acquisition, (d) shares of Common Stock and warrants issued to Cyndel & Co., Inc., a consultant to the corporation, pursuant to a Consulting Agreement effective November 1, 2005, (e) shares of Common Stock issuable pursuant to options, warrants or rights outstanding as of the Effective Date of the Amended and Restated Articles of Incorporation, provided that such securities have not been amended since the Effective Date of the Second Amended and Restated Articles of Incorporation to increase the number of such securities, (f) shares of Common Stock issuable in payment of noncash dividends or upon conversion of corporation's outstanding shares of preferred stock, (g) securities issued pursuant to acquisitions or strategic transactions provided however that there is no variable rate pricing mechanisms without a floor price included in any such transaction (including, without limitation, securities issued in connection with the acquisition of Back-Up Training Corporation of Coeur d'Alene, Idaho), provided any such issuance shall only be to a Person which is, itself or through its subsidiaries, an operating company in a business synergistic with the business of the corporation and in which the corporation receives benefits in addition to the investment of funds, but shall not include a transaction in which the corporation is issuing securities primarily for the purpose of raising capital or to an entity whose primary business is investing in securities.

          5A.1.16 "Fundamental Transaction" shall have the meaning set forth in Section 5A.7.9 hereof.

          5A.1.17  "Holder" shall have the meaning given such term in
     Section 5A.2 hereof.

          5A.1.18 "Junior Securities" means the Common Stock and all other equity or equity equivalent securities of the corporation other than those securities that are explicitly senior in rights or liquidation preference to the Series A Preferred Stock.

          5A.1.19 "Original Issue Date" shall mean the date of the first issuance of any shares of the Series A Preferred Stock regardless of the number of transfers of any particular shares of Series A Preferred Stock and regardless of the number of certificates which may be issued to evidence such Series A Preferred Stock.

          5A.1.20 "Person" means a company, an association, a partnership, a limited liability company, a business association, an individual, a government or political subdivision thereof or a governmental agency.

          5A.1.21 "Purchase Agreement" means the Note Purchase Agreement, dated as of the December 29, 2005, to which the corporation and the original Holders are parties, as amended, modified or supplemented from time to time in accordance with its terms, a copy of which is on file at the principal offices of the corporation.

          5A.1.22 "Registration Rights Agreement" means the Registration Rights Agreement, dated as of the Closing Date, to which the corporation and the original Holder are parties, as amended, modified or supplemented from time to time in accordance with its terms.

          5A.1.23 "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

          5A.1.24 "Series A Preferred Stock" shall have the meaning set forth in Section 5A.2.

          5A.1.25 "Subscription Amount" shall mean the One Million Dollars ($1,000,000.00) to be paid for the Note purchase pursuant to the Purchase Agreement, in United States Dollars and in immediately available funds.

          5A.1.26 "Subsidiary" shall mean a company, limited liability company, partnership, joint venture or other business entity of which the corporation owns beneficially or of record more than 19% of the equity interest.

          5A.1.27 "Trading Day" means a day on which the Common Stock is traded on a Trading Market.

          5A1.28 "Trading Market" means the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the Nasdaq SmallCap Market, the American Stock Exchange, the New York Stock Exchange, the Nasdaq National Market or the OTC Bulletin Board.

          5A.1.29 "Transaction Documents" shall have the meaning set forth in the Purchase Agreement.

          5A.1.30 "VWAP" means, for any date, the price determined by the first of the following clauses that applies: (a) if the Common Stock is then listed or quoted on a Trading Market, the daily volume weighted average price of the Common Stock for such date (or the nearest preceding date) on the primary Trading Market on which the Common Stock is then listed or quoted as reported by Bloomberg Financial L.P. (based on a Trading Day from 9:30 a.m. EST to 4:02 p.m. Eastern Time) using the VAP function; (b) if the Common Stock is not then listed or quoted on the Trading Market and if prices for the Common Stock are then reported in the "Pink Sheets" published by the National Quotation Bureau Incorporated (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per share of the Common Stock so reported; or (c) in all other cases, the fair market value of a share of Common Stock as determined by a nationally recognized-independent appraiser selected in good faith by Purchasers holding a majority of the principal amount of Series A Preferred Stock then outstanding.

     5A.2 Designation, Amount and Par Value. Pursuant to Section 5.2 of
Article 5 and subject to the terms and conditions of this Article 5A, a series of preferred stock shall be designated as the corporation's Series A Convertible Preferred Stock without par value (the "Series A Preferred Stock" or "Preferred Stock") and the number of shares so designated shall be five million (5,000,000) (which shall not be subject to increase without the consent of the holders of a majority of the outstanding shares of the Series A Preferred Stock (each a "Holder" and collectively, the "Holders"). Capitalized terms not otherwise defined within this Article 5A shall have the meaning given such terms in Section 5A.1 hereof.

     5A.3 Dividends and Other Distributions. No dividends shall be payable with respect to the Series A Preferred Stock. No dividends shall be payable with respect to the Common Stock while the Series A Preferred Stock is outstanding. The Common Stock shall not be redeemed while the Series A Preferred Stock is outstanding.

     5A.4 Voting Rights. The Series A Preferred Stock shall have no voting rights. However, so long as any shares of Series A Preferred Stock are outstanding, the corporation shall not, without the affirmative approval of the Holders of the shares of the Series A Preferred Stock then outstanding,
(a) alter or change adversely the powers, preferences or rights given to the Series A Preferred Stock or alter or amend the terms or conditions of the Series A Preferred Stock set forth in the Amended and Restated Articles of Incorporation of the corporation, (b) authorize or create any class of stock ranking as to dividends or distribution of assets upon a Liquidation (as defined in Section 5A.5) senior to or otherwise pari passu with the Series A Preferred Stock, or any of preferred stock possessing greater voting rights or the right to convert at a more favorable price than the Series A Preferred Stock, (c) amend the Second Amended and Restated Articles of Incorporation or other charter documents in breach of any of the provisions hereof, (d) increase the authorized number of shares of Series A Preferred Stock, or (e) enter into any agreement with respect to the foregoing.

     5A.5 Liquidation. Upon any liquidation, dissolution or winding-up of the corporation, whether voluntary or involuntary (a "Liquidation"), the Holders shall be entitled to receive out of the assets of the corporation, whether such assets are capital or surplus, for each share of Series A Preferred Stock an amount equal to $0.60 (the "Liquidation Value") before any distribution or payment shall be made to the holders of any Junior Securities, and if the assets of the corporation shall be insufficient to pay in full such amounts, then the entire assets to be distributed to the Holders shall be distributed among the Holders ratably in accordance with the respective amounts that would be payable on such shares if all amounts payable thereon were paid in full. At the election of a Holder made by written notice delivered to the corporation at least two (2) business days prior to the effective date of the subject transaction, as to the shares of Series A Preferred Stock held by such Holder, a Fundamental Transaction (excluding for purposes of this Section 5A.5 any Fundamental Transaction described in Section 5A.7.9(d)(A) or 5A.7.9(d)(B)) or Change of Control shall be treated as a Liquidation.

     5A.6 Conversion.

          5A.6.1 Conversions at Option of Holder. Each share of Series A Preferred Stock shall be initially convertible (subject to the limitations set forth in Section 5A.6.3), into one (1) share of Common Stock (as adjusted as provided below, the "Conversion Ratio") at the option of the Holders, at any time and from time to time from and after the Original Issue Date. Holders shall effect conversions by providing the corporation with the form of conversion notice attached hereto as Annex A (a "Notice of Conversion") as fully and originally executed by the Holder, together with the delivery by the Holder to the corporation of the stock certificate(s) representing the number of shares of Series A Preferred Stock so converted, with such stock certificates being duly endorsed in full for transfer to the corporation or with an applicable stock power duly executed by the Holder in the manner and form as deemed reasonable by the transfer agent of the Common Stock. Each Notice of Conversion shall specify the number of shares of Series A Preferred Stock to be converted, the number of shares of Series A Preferred Stock owned prior to the conversion at issue, the number of shares of Series A Preferred Stock owned subsequent to the conversion at issue, the stock certificate number and the shares of Series A Preferred Stock represented thereby which are accompanying the Notice of Conversion, and the date on which such conversion is to be effected, which date may not be prior to the date the Holder delivers such Notice of Conversion and the applicable stock certificates to the corporation by overnight delivery service (the "Conversion Date"). If no Conversion Date is specified in a Notice of Conversion, the Conversion Date shall be the Trading Day immediately following the date that such Notice of Conversion and applicable stock certificates are received by the corporation. The calculations and entries set forth in the Notice of Conversion shall control in the absence of manifest or mathematical error. Shares of Series A Preferred Stock converted into Common Stock in accordance with the terms hereof shall be canceled and may not be reissued. The initial value of the Series A Preferred Stock on the Conversion Date shall be equal to $0.60 per share (as adjusted pursuant to Section 5A.7 or otherwise as provided herein, the "Conversion Value"). If the initial Conversion Value is adjusted pursuant to Section 5A.7 or as otherwise provided herein, the Conversion Ratio shall likewise be adjusted and the new Conversion Ratio shall equal the Liquidation Value divided by the new Conversion Value. Thereafter, subject to any further adjustments in the Conversion Value, each share of Series A Preferred Stock shall be initially convertible into that number of shares of Common Stock equal to the new Conversion Ratio.

          5A.6.2 Automatic Conversions. Subject to Section 5A.5, all of the outstanding shares of Series A Preferred Stock shall be automatically converted into the Conversion Shares upon the close of business on the business day immediately preceding the date fixed for consummation of any transaction resulting in a Change of Control of the corporation (an "Automatic Conversion Event"). A "Change in Control" means a consolidation or merger of the corporation with or into another company or entity in which the corporation is not the surviving entity or the sale of all or substantially all of the assets of the corporation to another company or entity not controlled by the then existing stockholders of the corporation in a transaction or series of transactions. The corporation shall not be obligated to issue certificates evidencing the Conversion Shares unless certificates evidencing the shares of Series A Preferred Stock so converted are either delivered to the corporation or its transfer agent or the holder notifies the corporation or its transfer agent in writing that such certificates have been lost, stolen, or destroyed and executes an agreement satisfactory to the corporation to indemnify the corporation from any loss incurred by it in connection therewith. Upon the conversion of the Series A Preferred Stock pursuant to this Section 5A.6.2, the corporation shall promptly send written notice thereof, by hand delivery or by overnight delivery, to the holder of record of all of the Series A Preferred Stock at its address then shown on the records of the corporation, which notice shall state that certificates evidencing shares of Series A Preferred Stock must be surrendered at the office of the corporation (or of its transfer agent for the Common Stock, if applicable).

          5A.6.3  Beneficial Ownership Limitation. Except as provided in
     Section 5A.6.2 above, the corporation shall not effect any conversion of the Series A Preferred Stock, and the Holder shall not have the right to convert any portion of the Series A Preferred Stock to the extent that after giving effect to such conversion, the Holder (together with the Holder's affiliates), as set forth on the applicable Notice of Conversion, would beneficially own in excess of 4.9% of the number of shares of the Common Stock outstanding immediately after giving effect to such conversion. For purposes of the foregoing sentence, the number of shares of Common Stock beneficially owned by the Holder and its affiliates shall include the number of shares of Common Stock issuable upon conversion of the Series A Preferred Stock with respect to which the determination of such sentence is being made, but shall exclude the number of shares of Common Stock which would be issuable upon (A) conversion of the remaining, nonconverted shares of Series A Preferred Stock beneficially owned by the Holder or any of its affiliates, so long as such shares of Series A Preferred Stock are not convertible within sixty (60) days from the date of such determination, and (B) exercise or conversion of the unexercised or nonconverted portion of any other securities of the corporation (including the Warrants) subject to a limitation on conversion or exercise analogous to the limitation contained herein beneficially owned by the Holder or any of its affiliates, so long as such other securities of the corporation are not exercisable nor convertible within sixty (60) days from the date of such determination. For purposes of this Section 5A.6.3, in determining the number of outstanding shares of Common Stock, the Holder may rely on the number of outstanding shares of Common Stock as reflected in the most recent of the following: (A) the corporation's most recent quarterly reports, Form 10-Q, Form 10-QSB, Annual Reports, Form 10-K, or Form 10-KSB, as the case may be, as filed with the Commission under the Exchange Act (B) a more recent public announcement by the corporation or (C) any other written notice by the corporation or the corporation's transfer agent setting forth the number of shares of Common Stock outstanding. Upon the written or oral request of the Holder, the corporation shall within two (2) Trading Days confirm orally and in writing to the Holder the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the corporation, including the Series A Preferred Stock, by the Holder or its affiliates since the date as of which such number of outstanding shares of Common Stock was publicly reported by the corporation. This
     Section 5A.6.3 may be waived or amended only with the consent of the Holders of all of the Series A Preferred Stock and the consent of the holders of a majority of the shares of outstanding Common Stock of the corporation who are not Affiliates. For the purpose of the immediately preceding sentence, the term "Affiliate" shall mean any person: (a) that directly or indirectly, through one or more intermediaries controls, or is controlled by, or is under common control with the corporation, or
     (b) who beneficially owns (i) any shares of Series A Preferred Stock, or
     (ii) the corporation's Common Stock Purchase Warrant(s) dated December 29, 2005. For purposes of this Section 5A.6.3, beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act.

          5A.6.4  Mechanics of Conversion.

          (a) Delivery of Certificate Upon Conversion. Except as otherwise set forth herein, not later than three Trading Days after each Conversion Date (the "Share Delivery Date"), the corporation shall deliver to the Holder (A) a certificate or certificates which, after the Effective Date, shall be free of restrictive legends and trading restrictions (other than those required by the Purchase Agreement) representing the number of shares of Common Stock being acquired upon the conversion of shares of Series A Preferred Stock, and (B) a bank check in the amount of accrued and unpaid dividends (if the corporation has elected or is required to pay accrued dividends in cash). After the Effective Date, the corporation shall, upon request of the Holder, deliver any certificate or certificates required to be delivered by the corporation under this Section electronically through the Depository Trust Corporation or another established clearing corporation performing similar functions. If in the case of any Notice of Conversion such certificate or certificates are not delivered to or as directed by the applicable Holder by the third Trading Day after the Conversion Date, the Holder shall be entitled to elect by written notice to the corporation at any time on or before its receipt of such certificate or certificates thereafter, to rescind such conversion, in which event the corporation shall immediately return the certificates representing the shares of Series A Preferred Stock tendered for conversion.

          (b) Obligation Absolute; Partial Liquidated Damages. The corporation's obligations to issue and deliver the Conversion Shares upon conversion of Series A Preferred Stock in accordance with the terms hereof are absolute and unconditional, irrespective of any action or inaction by the Holder to enforce the same, any waiver or consent with respect to any provision hereof, the recovery of any judgment against any Person or any action to enforce the same, or any setoff, counterclaim, recoupment, limitation or termination, or any breach or alleged breach by the Holder or any other Person of any obligation to the corporation or any violation or alleged violation of law by the Holder or any other person, and irrespective of any other circumstance which might otherwise limit such obligation of the corporation to the Holder in connection with the issuance of such Conversion Shares. In the event a Holder shall elect to convert any or all of its Series A Preferred Stock, the corporation may not refuse conversion based on any claim that such Holder or any one associated or affiliated with the Holder of has been engaged in any violation of law, agreement or for any other reason unless an injunction from a court, on notice, restraining and or enjoining conversion of all or part of this Series A Preferred Stock shall have been sought and obtained and the corporation posts a surety bond for the benefit of the Holder in the amount of 150% of the Conversion Value of Series A Preferred Stock outstanding, which is subject to the injunction, which bond shall remain in effect until the completion of arbitration/litigation of the dispute and the proceeds of which shall be payable to such Holder to the extent it obtains judgment. In the absence of an injunction precluding the same, the corporation shall issue Conversion Shares or, if applicable, cash, upon a properly noticed conversion. If the corporation fails to deliver to the Holder such certificate or certificates pursuant to Section 5A.6.4(a) within two (2) Trading Days of the Share Delivery Date applicable to such conversion, the corporation shall pay to such Holder, in cash, as liquidated damages and not as a penalty, for each $5,000 of Conversion Value of Series A Preferred Stock being converted, $200 per Trading Day (increasing to $400 per Trading Day after three (3) Trading Days and increasing to $800 per Trading Day six (6) Trading Days after such damages begin to accrue) for each Trading Day after the Share Delivery Date until such certificates are delivered. Nothing herein shall limit a Holder's right to pursue actual damages for the corporation's failure to deliver certificates representing shares of Common Stock upon conversion within the period specified herein and such Holder shall have the right to pursue all remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief.

          (c) Compensation for Buy-In on Failure to Timely Deliver Certificates Upon Conversion. If the corporation fails to deliver to the Holder such certificate or certificates pursuant to Section 5A.6.4(a) by a Share Delivery Date, and if after such Share Delivery Date the Holder purchases (in an open market transaction or otherwise) Common Stock to deliver in satisfaction of a sale by such Holder of the Conversion Shares which the Holder was entitled to receive upon the conversion relating to such Share Delivery Date (a "Buy-In"), then the corporation shall pay in cash to the Holder the amount by which (x) the Holder's total purchase price (including brokerage commissions, if any) for the Common Stock so purchased exceeds (y) the product of (1) the aggregate number of shares of Common Stock that such Holder was entitled to receive from the conversion at issue multiplied by (2) the price at which the sell order giving rise to such purchase obligation was executed. For example, if the Holder purchases Common Stock having a total purchase price of $11,000 to cover a Buy-In with respect to an attempted conversion of shares of Series A Preferred Stock with respect to which the aggregate sale price giving rise to such purchase obligation is $10,000, under clause (A) of the immediately preceding sentence the corporation shall be required to pay the Holder $1,000. The Holder shall provide the corporation written notice indicating the amounts payable to the Holder in respect of the Buy-In, together with applicable confirmations and other evidence reasonably requested by the corporation. Nothing herein shall limit a Holder's right to pursue any other remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to the corporation's failure to timely deliver certificates representing shares of Common Stock upon conversion of the shares of Series A Preferred Stock as required pursuant to the terms hereof.

          (d) Reservation of Shares Issuable Upon Conversion. The corporation covenants that it will at all times reserve and keep available out of its authorized and unissued shares of Common Stock solely for the purpose of issuance upon conversion of the Series A Preferred Stock, each as herein provided, free from preemptive rights or any other actual contingent purchase rights of persons other than the Holders, not less than such number of shares of the Common Stock as shall (subject to any additional requirements of the corporation as to reservation of such shares set forth in the Purchase Agreement) be issuable (taking into account the adjustments and restrictions of Section 5A.7) upon the conversion of all outstanding shares of Series A Preferred Stock. The corporation covenants that all shares of Common Stock that shall be so issuable shall, upon issue, be duly and validly authorized, issued and fully paid, nonassessable and, if the Conversion Shares Registration Statement is then effective under the Securities Act, registered for public sale in accordance with such Conversion Shares Registration Statement.

          (e) Fractional Shares. Upon a conversion hereunder, the corporation shall not be required to issue stock certificates representing fractions of shares of the Common Stock.

          (f) Transfer Taxes. The issuance of certificates for shares of the Common Stock on conversion of the Series A Preferred Stock shall be made without charge to the Holders thereof for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such certificate, provided that the corporation shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such certificate upon conversion in a name other than that of the Holder of such shares of Series A Preferred Stock so converted and the corporation shall not be required to issue or deliver such certificates unless or until the person or persons requesting the issuance thereof shall have paid to the corporation the amount of such tax or shall have established to the satisfaction of the corporation that such tax has been paid.

     5A.7 Certain Adjustments.

          5A.7.1 Stock Dividends and Stock Splits. If the corporation, at any time while the Series A Preferred Stock is outstanding: (A) shall pay a stock dividend or otherwise make a distribution or distributions on shares of its Common Stock or any other equity or equity equivalent securities payable in shares of Common Stock (which, for avoidance of doubt, shall not include any shares of Common Stock issued by the corporation pursuant to this Series A Preferred Stock), (B) subdivide outstanding shares of Common Stock into a larger number of shares, (C) combine (including by way of reverse stock split) outstanding shares of Common Stock into a smaller number of shares, or (D) issue by reclassification of shares of the Common Stock any shares of capital stock of the corporation, then the Conversion Value shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock (excluding treasury shares, if any) outstanding before such event and of which the denominator shall be the number of shares of Common Stock outstanding after such event. Any adjustment made pursuant to this Section 5A.7.1 shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or re-classification.

          5A.7.2 Subsequent Equity Sales. From the date hereof until such time as no Purchaser holds any of the Securities, the corporation shall be prohibited from effecting or entering into an agreement to effect any Subsequent Financing involving a "Variable Rate Transaction" or an "MFN Transaction" (each as defined below). The term "Variable Rate Transaction" shall mean a transaction in which the corporation issues or sells (i) any debt or equity securities that are convertible into, exchangeable or exercisable for, or include the right to receive additional shares of Common Stock either (A) at a conversion, exercise or exchange rate or other price that is based upon and/or varies with the trading prices of or quotations for the shares of Common Stock at any time after the initial issuance of such debt or equity securities, or (B) with a conversion, exercise or exchange price that is subject to being reset at some future date after the initial issuance of such debt or equity security or upon the occurrence of specified or contingent events directly or indirectly related to the business of the corporation or the market for the Common Stock. The term "MFN Transaction" shall mean a transaction in which the corporation issues or sells any securities in a capital raising transaction or series of related transactions which grants to an investor the right to receive additional shares based upon future transactions of the corporation on terms more favorable than those granted to such investor in such offering. Any Purchaser shall be entitled to obtain injunctive relief against the corporation to preclude any such issuance, which remedy shall be in addition to any right to collect damages. Notwithstanding the foregoing, this Section 5A.7.2 shall not apply in respect of an Exempt Issuance, except that no Variable Rate Transaction or MFN Transaction shall be an Exempt Issuance.

          5A.7.3 Subsequent Rights Offerings. The corporation, at any time while the Series A Preferred Stock is outstanding, shall not issue rights, options or warrants to holders of Common Stock entitling them to subscribe for or purchase shares of Common Stock at a price per share less than the Conversion Price.

          5A.7.4 Anti-Dilution Price Adjustment. From the date hereof until such time as the Holder holds less than 10% of the shares of Series A Preferred Stock issued to the original Holder, the corporation closes on the sale (other than an Exempt Issuance) of a note or notes, shares of Common Stock, or shares of any class of convertible preferred stock at a price per share of Common Stock, or with a conversion right to acquire Common Stock at a price per share of Common Stock, that is less than the Conversion Value (as adjusted to the capitalization per share as of the Closing Date, following any stock splits, stock dividends, or the like) (collectively, "Dilutive Issuance"), the corporation shall make a post-Closing adjustment in the Conversion Value of the Series A Preferred Stock so that the effective price per share paid by the Investor is reduced to a price determined by multiplying the current exercise price by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such Dilutive Issuance plus the number of shares of Common Stock which the aggregate consideration received by the corporation for the shares of Common Stock issuable in the Dilutive Issuance would purchase at the current Conversion Value, and the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to such Dilutive Issuance plus the number of additional shares of Common Stock to be issued in the Dilutive Issuance. For the purposes of the foregoing calculation, the number of shares of Common Stock outstanding immediately prior to such Dilutive Issuance shall be determined on a fully diluted basis as if, immediately prior to the Dilutive Issuance, all convertible securities issued by the corporation (including the Series A Preferred Stock) had been fully converted into shares of Common Stock and all outstanding warrants, options or other rights for the purchase of shares of Common Stock or convertible securities had been fully exercised and converted (and the resulting securities fully converted into shares of Common Stock, if so convertible). Such reduction of the Conversion Value shall be made at the time such Dilutive Issuance is executed.

          5A.7.5 Waiver of Anti-Dilution Adjustment. Notwithstanding anything herein to the contrary, the operation of, and any adjustment of the Series A Conversion Value Price pursuant to this Section 5A.7.5 may be waived with respect to any specific share or shares of Series A Preferred Stock, either prospectively or retroactively and either generally or in a particular instance by a writing executed by the registered Holder of such share or shares. Any waiver pursuant to this
     Section 5A.7.5 shall bind all future Holders of such shares of Series A Preferred Stock for which such rights have been waived.

          5A.7.6 Adjustment Based on EBITDA. In the event the corporation's EBITDA is less than $4.5 million for the audited fiscal year ended March 31, 2007 as reported to the Commission on Form 10-KSB (where "EBITDA" means earnings before interest, tax, depreciation and amortization as reported from continuing operations before any non-recurring items), then the Conversion Value shall be reduced proportionately by the same percentage as the percentage decline below the $4.5 million EBITDA target, subject to a maximum reduction of 71.43% if the EBITDA is $1,285,714 or less. For example, if the corporation earns $3.6 million, or 20% below $4.5 million, then the Conversion Value shall be reduced by 20%. Such reduction shall be made at the time the March 31, 2007 financial results are reported and shall be made from the starting Conversion Value, and shall be cumulative upon any other changes to the Conversion Value that may already have been made. However, the Conversion Value shall not in any circumstance be dropped below $0.1714 per share.

          5A.7.7 Pro Rata Distributions. If the corporation, at any time while Series A Preferred Stock is outstanding, shall distribute to all holders of Common Stock (and not to Holders) evidences of its indebtedness or assets or rights or warrants to subscribe for or purchase any security, then in each such case the Conversion Value shall be determined by multiplying such Conversion Value in effect immediately prior to the record date fixed for determination of stockholders entitled to receive such distribution by a fraction of which the denominator shall be the VWAP determined as of the record date mentioned above, and of which the numerator shall be such VWAP on such record date less the then fair market value at such record date of the portion of such assets or evidence of indebtedness so distributed applicable to one outstanding share of the Common Stock as determined by the Board of Directors in good faith. In either case the adjustments shall be described in a statement provided to the Holders of the portion of assets or evidences of indebtedness so distributed or such subscription rights applicable to one share of Common Stock. Such adjustment shall be made whenever any such distribution is made and shall become effective immediately after the record date mentioned above.

          5A.7.8 Calculations. All calculations under this Section 5A.7 shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be. The number of shares of Common Stock outstanding at any given time shall not include shares owned or held by or for the account of the corporation, and the description of any such shares of Common Stock shall be considered on issue or sale of Common Stock. For purposes of this Section 5A.7, the number of shares of Common Stock deemed to be issued and outstanding as of a given date shall be the sum of the number of shares of Common Stock (excluding treasury shares, if any) actually issued and outstanding.

          5A.7.9  Notice to Holders.

          (a) Adjustment to Conversion Price. Whenever the Conversion Value is adjusted pursuant to any of Section 5A.7, the corporation shall promptly mail to each Holder a notice setting forth the Conversion Value after such adjustment and setting forth a brief statement of the facts requiring such adjustment. If the corporation issues a variable rate security, despite the prohibition thereon in the Purchase Agreement, the corporation shall be deemed to have issued Common Stock or Common Stock Equivalents at the lowest possible conversion or exercise price at which such securities may be converted or exercised in the case of a Variable Rate Transaction (as defined in the Purchase Agreement), or the lowest possible adjustment price in the case of an MFN Transaction (as defined in the Purchase Agreement).

          (b) Notices of Other Events. If (A) the corporation shall declare a dividend (or any other distribution) on the Common Stock; (B) the corporation shall declare a redemption of the Common Stock; (C) the corporation shall authorize the granting to all holders of the Common Stock rights or warrants to subscribe for or purchase any shares of capital stock of any class or of any rights; (D) the approval of any stockholders of the corporation shall be required in connection with any reclassification of the Common Stock or any Fundamental Transaction, (E) the corporation shall authorize the voluntary or involuntary dissolution, liquidation or winding up of the affairs of the corporation; then in each case, the corporation shall cause to be filed at each office or agency maintained for the purpose of conversion of the Series A Preferred Stock, and shall cause to be mailed to the Holders at their last addresses as they shall appear upon the stock books of the corporation, at least 30 calendar days prior to the applicable record or effective date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, rights or warrants, or if a record is not to be taken, the date as of which the holders of the Common Stock of record to be entitled to such dividend, distributions, redemption, rights or warrants are to be determined or (y) the date on which such reclassification is expected to become effective or close, and the date as of which it is expected that holders of the Common Stock of record shall be entitled to exchange their shares of the Common Stock for securities, cash or other property deliverable upon such reclassification or Fundamental Transaction; provided, that the failure to mail such notice or any defect therein or in the mailing thereof shall not affect the validity of the corporate action required to be specified in such notice.

          (c) Exempt Issuance. Notwithstanding the foregoing, no adjustment will be made under this Section 5A.7 in respect of an Exempt Issuance.

          (d) Fundamental Transaction. If, at any time while this Series A Preferred Stock is outstanding, (A) the corporation effects any merger or consolidation of the corporation with or into another Person, (B) the corporation effects any sale of all or substantially all of its assets in one or a series of related transactions, (C) any tender offer or exchange offer (whether by the corporation or another Person) is completed pursuant to which holders of Common Stock are permitted to tender or exchange their shares for other securities, cash or property, or (D) the corporation effects any reclassification of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property (in any such case, a "Fundamental Transaction"), then upon any subsequent conversion of this Series A Preferred Stock, the Holder shall have the right to receive, for each Conversion Share that would have been issuable upon such conversion absent such Fundamental Transaction, the same kind and amount of securities, cash or property as it would have been entitled to receive upon the occurrence of such Fundamental Transaction if it had been, immediately prior to such Fundamental Transaction, the holder of one share of Common Stock (the "Alternate Consideration"). For purposes of any such conversion, the determination of the Conversion Price shall be appropriately adjusted to apply to such Alternate Consideration based on the amount of Alternate Consideration issuable in respect of one share of Common Stock in such Fundamental Transaction, and the corporation shall apportion the Conversion Price among the Alternate Consideration in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration. If holders of Common Stock are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then the Holder shall be given the same choice as to the Alternate Consideration it receives upon any conversion of this Series A Preferred Stock following such Fundamental Transaction. To the extent necessary to effectuate the foregoing provisions, any successor to the corporation or surviving entity in such Fundamental Transaction shall file a new Certificate of Designations with the same terms and conditions and issue to the Holder new preferred stock consistent with the foregoing provisions and evidencing the Holder's right to convert such preferred stock into Alternate Consideration. The terms of any agreement pursuant to which a Fundamental Transaction is effected shall include terms requiring any such successor or surviving entity to comply with the provisions of this Section 5A.7.9(d) and insuring that this Series A Preferred Stock (or any such replacement security) will be similarly adjusted upon any subsequent transaction analogous to a Fundamental Transaction.

     5A.8 Miscellaneous.

          5A.8.1 Notices. Any and all notices or other communications or deliveries to be provided by the Holders hereunder, including, without limitation, any Notice of Conversion, shall be in writing and delivered personally, by facsimile, sent by a nationally recognized overnight courier service, addressed to the corporation, at the address provided in the Purchase Agreement, facsimile number (208) 344-1321 Attn:
     President, or such other address or facsimile number as the corporation may specify for such purposes by notice to the Holders delivered in accordance with this Section. Any and all notices or other communications or deliveries to be provided by the corporation hereunder shall be in writing and delivered personally, by facsimile, sent by a nationally recognized overnight courier service addressed to each Holder at the facsimile telephone number or address of such Holder appearing on the books of the corporation, or if no such facsimile telephone number or address appears, at the principal place of business of the Holder. Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile telephone number specified in this Section prior to 5:30 p.m. (New York City time), (ii) the date after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile telephone number specified in this Section later than 5:30 p.m. (New York City time) on any date and earlier than 11:59 p.m. (New York City time) on such date, (iii) the second Business Day following the date of mailing, if sent by nationally recognized overnight courier service, or (iv) upon actual receipt by the party to whom such notice is required to be given.

          5A.8.2 Absolute Obligation. Except as expressly provided herein, no provision of this Certificate of Designation shall alter or impair the obligation of the corporation, which is absolute and unconditional, to pay the liquidated damages (if any) on, the shares of Series A Preferred Stock at the time, place, and rate, and in the coin or currency, herein prescribed.

          5A.8.3 Lost or Mutilated Preferred Stock Certificate. If a Holder's Series A Preferred Stock certificate shall be mutilated, lost, stolen or destroyed, the corporation shall execute and deliver, in exchange and substitution for and upon cancellation of a mutilated certificate, or in lieu of or in substitution for a lost, stolen or destroyed certificate, a new certificate for the shares of Series A Preferred Stock so mutilated, lost, stolen or destroyed but only upon receipt of evidence of such loss, theft or destruction of such certificate, and of the ownership thereof, and indemnity, if requested, all reasonably satisfactory to the corporation. 5A.8.4 Next Business Day. Whenever any payment or other obligation hereunder shall be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day.

                           Article 6

     To the fullest extent permitted by law, this corporation shall have the power to indemnify any person and to advance expenses incurred or to be incurred by such person in defending a civil, criminal, administrative or investigative action, suit or proceeding threatened or commenced by reason of the fact said person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer employee or agent of another corporation, partnership, joint venture, trust or other enterprise. Any such indemnification or advancement of expenses shall not be deemed exclusive of any other rights to which such person may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors of otherwise, both as to action in such person's official capacity and as to action in another capacity while holding such office. Any indemnification or advancement of expenses so granted or paid by the corporation shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs and personal representative of such a person.

     No director shall be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty except (i) for any breach of the director's duty of loyalty to the corporation or its stockholders; (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law; (iii) for liability imposed for failure to comply with the applicable legal standard of conduct for a director in any of the circumstances described in Section 30-1-48, Idaho Code; or (iv) for any transaction from which the director derives an improper personal benefit.

                           Article 7

     The name and address of the incorporator is as follows:

     Name                Address

     Donald J. Farley    702 W. Idaho Street, Suite 700
                         Boise, Idaho 83702

     DATED this 2nd day of October, 2006.



                              /s/Anthony A. Maher
                              Anthony A. Maher, President

                            ANNEX A
                      NOTICE OF CONVERSION

(TO BE EXECUTED BY THE REGISTERED HOLDER IN ORDER TO CONVERT SHARES OF SERIES A PREFERRED STOCK)

     The undersigned hereby elects to convert the number of shares of Series
A Convertible Preferred Stock indicated below, into shares of common stock without par value (the "Common Stock"), of PCS Edventures!.com, Inc., an Idaho corporation (the "Company"), according to the conditions hereof, as of the date written below. If shares are to be issued in the name of a person other than undersigned, the undersigned will pay all transfer taxes payable with respect thereto and is delivering herewith such certificates and opinions as reasonably requested by the Company in accordance therewith. No fee will be charged to the Holder for any conversion, except for such transfer taxes, if any.

     Conversion calculations:

     Date to Effect Conversion:

     Number of shares of Common Stock owned prior to Conversion:

     Number of shares of Series A Preferred Stock to be Converted:

     Value of shares of Series A Preferred Stock to be Converted:

     Number of shares of Common Stock to be Issued:

     Certificate Number of Series A Preferred Stock attached hereto:

     Number of Shares of Series A Preferred Stock represented by attached certificate:

     Number of shares of Series A Preferred Stock subsequent to Conversion:


[HOLDER]

By:
   Name:
   Title: